CONSENT

The undersigned hereby consents to the references to our firm in the form and context in which they appear in the Registration Statement on Form S-1 of Red Mountain Resources, Inc. (the “Registration Statement”). We hereby further consent to the inclusion in the Registration Statement of our analysis on the Madera Area Project and to the inclusion of our report dated August 16, 2011 as an exhibit to the Registration Statement.

/s/ Robert Lee
LEE ENGINEERING

Midland, Texas
December 2, 2011